                                                                   Exhibit 10(g)

                                JOHNSON & JOHNSON
                     CERTIFICATE OF EXTRA COMPENSATION PLAN

         WITNESSETH - WHEREAS, Johnson & Johnson (the "Company") wishes to reward its employees, as well as employees of its subsidiaries (an "Employee") for faithful service in the past and more particularly to encourage Employees in their future work by permitting Employees to share in the growth and success of the Company's enterprises by issuing to them Shares of Certificates of Extra Compensation (the "CEC Shares"), and to that end to receive as extra compensation sums based upon and measured by (a) the amount of cash dividends from time to time declared upon an equal number of shares of common stock of the Company (the "Common Stock") and (b) the formula value of such CEC Shares as established pursuant to Article "NINTH" of this Plan (the "Formula Value") at the time of termination of employment or death while in such employment:

         NOW, THEREFORE, in consideration of the premises and the promises herein contained, and so long as the Employee shall remain an Employee, it is agreed that:

FIRST: The number of CEC Shares designated upon which the Employee's extra compensation shall be based is the aggregate number of CEC Shares awarded to such Employee in accordance with the Plan as evidenced by the written records of Company.

SECOND: While the Employee remains an Employee, the Company shall pay to the Employee on the same date on which is paid any cash dividend on the Company's Common Stock, a sum equivalent to such cash dividend multiplied by the total number of CEC Shares designated for such Employee, if the Employee was an Employee on the Record Date for such dividend.

THIRD: In the event of the Employee's death while an Employee, the Company shall pay to the Employee's beneficiary (as last recorded over the Employee's signature on the records of the Company) a sum of money which shall be determined as a percentage of the Formula Value of such CEC Shares. This percentage shall be based upon the period elapsing between the date a CEC Share has been awarded and death, as follows:

     - In the event of death within eighteen (18) months of the date of an award: 30%

     -    In the event of death after eighteen (18) months but within forty-two
          (42) months of the date of an award: 70%

     - In the event of death after forty-two (42) months of the date of an award: 100%

     In the event of the termination of the Employee's employment because of Retirement, physical or mental disability, or otherwise (except by reason of death), the Company shall pay to the Employee a sum of money which shall be determined as a percentage of the Formula Value of such CEC Shares. For purposes of this Plan, the term "Retirement" shall mean a termination of employment following an employee's entitlement to normal retirement or early retirement benefits under the Consolidated Retirement Plan of Johnson & Johnson or its successor, pursuant to the terms of the plan in effect on the date the employee terminates employment. For the purposes of this Plan, an Employee placed on long-term disability is not considered to be an Employee. This percentage shall be based upon the period elapsing between the date a CEC Share has been awarded and such termination of employment, as follows:

     - In the event of such termination within twelve (12) months of the date of an award: 0%

     - In the event of such termination after twelve (12) months but within twenty-four (24) months of the date of an award: 20%

     - In the event of such termination after twenty-four (24) months but within thirty-six (36) months of the date of an award: 40%

     - In the event of such termination after thirty-six (36) months but within forty-eight (48) months of the date of an award: 60%

     - In the event of such termination after forty-eight (48) months but within sixty (60) months of the date of an award: 80%

     - In the event of such termination after sixty (60) months from the date of an award: 100%

     The Company shall pay any such sum of money due under this Article "THIRD", in a single lump sum, unless Employee has: (1) made a timely deferral election, pursuant to the provisions of Article "SEVENTH" to defer receipt of such sum upon his/her Retirement, and (2) retired, pursuant to the definition of Retirement in this Article "THIRD" above.

FOURTH: At the election of each Employee, to be made as provided for below, the payment of any sum due to an Employee upon his/her Retirement may be deferred and paid in either a single lump sum or in installments. A lump sum payment may be deferred for up to ten taxable years following the Employee's Retirement date. If installment payments are elected, the first installment payment may be made immediately upon Retirement or be deferred for up to ten taxable years. Installment payments will be made annually (in the manner described below) and in approximately equal installment amounts (i.e., the value of the CEC payout balance, plus accrued interest, divided by the number of remaining installments). The minimum number of annual installments is two (2) and the maximum number is fifteen (15). An Employee may elect to defer up to 100% of the value of his/her total CEC holdings at Retirement; or, any percentage increment less than that. The following rules shall apply with respect to all payments:

         a) Immediate Lump Sum Payment - The Employee will receive the full value of his/her CEC holdings in the calendar month of his/her Retirement effective date. Employees retiring prior to the determination of the prior years CEC value will receive 97% of the estimated value with the remainder paid shortly after the final value is determined.

         b) Deferred Lump Sum Payment - The Employee will receive the full value of his/her CEC holdings, plus any accrued interest, on or about January 15 of the year he/she elects to receive payment in.

         c) Immediate Commencement of Installments - The Employee will receive the first installment in the calendar month of his/her Retirement effective date. All subsequent installments, plus any accrued interest, will be paid on or about January 15 of each year.

         d) Deferred Commencement of Installments - The Employee will receive the first and all subsequent installments, plus any accrued interest, on or about January 15 of each year.

FIFTH: With respect to any portion of the Formula Value of an Employee's CEC holdings on his/her Retirement date which is deferred and/or to be paid in installments, interest shall be paid by the Company from the effective date of Retirement to the date of any such payment. The interest rate for all deferred amounts shall be fixed at the Employee's date of Retirement. The interest rate shall be determined by the Treasurer of the Company, in his or her sole discretion, based on the yield curve of actively-traded United States Government debt at the date of Retirement and a period comparable to the length of the period of the deferral and installments.The rate shall be rounded to 1 decimal place. The interest shall be compounded semi-annually on, the last calendar day of June and December of each year. Once established, the interest rate shall remain fixed for the period of the deferral.

SIXTH: In the event of death of an Employee (whether or not prior to the termination of his/her employment) the Company will make payment in full of the balance, plus any accrued interest, as soon as administratively practical in a single lump sum payment to the designated beneficiary.

SEVENTH: An election by an Employee to defer payment or elect installments of all or a part of the Formula Value of his/her CEC holdings on his/her Retirement date beyond his/her effective Retirement date must be made a minimum of twelve
(12) months prior to the date of such Retirement date. Any such election may be revised or revoked up to twelve (12) months prior to such Retirement date. For the twelve month period prior to such Retirement date, any election is irrevocable and thus may not be revoked or otherwise revised.

         The Company may disallow an Employee's desire to defer payments and/or elect installments if it determines that such participation would jeopardize the Plan's compliance with applicable law or the Plan's status as a "top hat plan" under ERISA.

         An election to defer payment and/or be paid in installments is effective only when filed with the administrator referred to in Article "FIFTEENTH" on the form utilized for such purpose. Any election made after the required deadline shall be disregarded.

         AN ELECTION TO DEFER AND/OR BE PAID IN INSTALLMENTS SHOULD ONLY BE MADE IN CONSULTATION WITH AN EMPLOYEE'S TAX AND/OR FINANCIAL ADVISOR.

EIGHTH: The number of CEC Shares designated and upon which is based and by which is measured the extra compensation of the Employee shall be increased proportionately from time to time to the extent that a stock split or a dividend in Common Stock is declared and paid upon the issued and outstanding Common Stock of the Company. Likewise, the number of CEC Shares shall be reduced proportionately from time to time to the extent that the number of CEC Shares of issued and outstanding Common Stock of the Company is reduced by reorganization, reduction of capital, or otherwise.

NINTH: For the purposes of Article "THIRD" of this agreement, the Formula Value of the CEC Shares shall be determined by the Company's Board of Directors which shall, except in the event mentioned below, determine such Formula Value as the sum of one-half of the asset value per share of Common Stock plus one-half of the earning-power value per share of Common Stock calculated as follows:

         The sum of one-half of the consolidated net asset value per share of Common Stock (being assets per share, less liabilities (including reserves, other than surplus reserve) per share, as such assets and liabilities appear on the books of the Company and its subsidiaries as of the fiscal year end immediately preceding the date of valuation) plus one-half of the consolidated earning-power value per share of Common Stock (determined as the average of annual net earnings per share of Common Stock after all taxes as such net earnings appear on the books of the Company and its subsidiaries for five (5) fiscal years preceding the date of valuation, capitalized as a return on capital invested at eight percent (8%), i.e., a multiple of twelve and one-half (12 1/2) times such average earnings per share).

         For the purpose of the foregoing calculation, the books of the Company and its subsidiaries shall be conclusive. The method of consolidation shall be that adopted by the Company in preparing the last previous annual report to its stockholders, including appropriate provision for taxes both foreign and domestic which might be incurred in remitting income of the subsidiaries to the Company. The decisions of the Company's Treasurer at all times, and from time to time, as to procedures to be adopted in maintaining the books of the Company and its subsidiaries, preparation of balance sheets and income statements, method of and adjustments made in consolidation, and all matters of accounting practice and procedures shall be conclusive.

         In the event that it shall be the opinion of the Board of Directors of the Company that the calculation made as provided above does not result in a true value, as of any date at which under Article "THIRD" such determination is necessary, the Board, in its sole discretion, may, but shall not be obligated to, vary the formula by which the Formula Value of the CEC Shares is determined.

         The Board of Directors shall, on or before May fifteenth of each year, determine and announce the Formula Value of the CEC Shares as of the immediately preceding fiscal year end for the purposes of this Plan.

TENTH: Dividends and share values are used herein only as measures of the extra compensation to be paid hereunder. Nothing herein contained shall be construed as an agreement to transfer to the Employee, or to his/her beneficiary, nor shall either acquire, by virtue of his/her being awarded CEC Shares, any right, title, or interest whatsoever in or to, any of the Company's Common Stock.

ELEVENTH: No right of benefit to CEC Shares awarded under the Plan is assignable. The Company does not fund the obligations created by the Employee participation in the CEC Plan. Rather, the Company makes an unsecured promise to pay these obligations out of general corporate assets. This applies to obligations for both active and retired participants. Certificates representing CEC Shares will not be issued. Instead the number of CEC Shares awarded shall be recorded on the books of the Company.

TWELFTH: Regular part-time employees (those working 20 hours or more a week) shall be considered Employees under this Plan. Any change to part-time status of less than 20 hours a week shall be considered a termination, provided, however, that in the event such employee is over the age of 55, such employee shall, for purposes of this Plan only, be deemed to have elected Retirement as defined in Article THIRD. Nothing contained in the Plan shall be construed to alter the present employment for an indefinite term, which is terminable by either Employee or Company without prior advance notice to the other.

THIRTEENTH: An Employee who leaves the Company or one of its subsidiaries, at the request of the Company, to work at a joint venture operation in which the Company (or one of its subsidiaries) has a minority partnership interest, may, in the sole discretion of the Management Compensation Committee, be considered an "Employee" solely for the purposes of this Plan for a period of up to three years following his or her departure from the Company. This arrangement may be extended for up to two additional years, if the Management Compensation Committee, in its sole discretion, determines that it is in the best interest of the Company to do so. If any such person ceases employment with such a joint venture operation, without a concomitant return to employment with the Company (or one of its subsidiaries), then such person shall immediately be considered to be terminated, and cease to be considered an Employee, for the purposes of this Plan.

FOURTEENTH: An Employee may designate one or more beneficiaries to receive the value of his/her payout upon death. Should a beneficiary predecease the Employee, or should a beneficiary not be named, the amount designated for such beneficiary or the Employee's payout balance, as the case may be, will be distributed to the Employee's Estate. Beneficiary designations may be made or revised at any time by submitting a Beneficiary Designation Form to the administrator set forth in Article "Sixteenth". The beneficiary or beneficiaries indicated in such Form shall supersede any prior designation.

FIFTEENTH: In the first quarter of each calendar year, statements will be sent to active Employees participating in the CEC Plan as well as to retirees with deferred CEC holdings. The report for active Employees will provide the value of CEC holdings based on the prior years' final CEC value. The statement will also include previously made deferral elections and beneficiary designations. The report for retirees will provide the deferred CEC payout balance plus interest, as well as the deferred and/or installment election and beneficiary designations.

SIXTEENTH: The CEC Plan is administered by the Extra Compensation Services Department at the Corporate Headquarters of Company. Questions in regard to the administration of the CEC Plan should be addressed to it.

         The Board of Directors, within its discretion, shall have the authority to: (1) terminate or amend the Plan, and (2) to cancel, or amend the terms of, the CEC Shares granted hereunder, without the necessity of obtaining further approval of the Employees who hold the CEC Shares. No such termination, cancellation or amendment shall have the effect of (1) reducing the dollar value of any vested CEC Shares (whether when paid out or deferred) to less than 100% of their aggregate Formula Value as of the fiscal year end immediately preceding any such termination, cancellation or amendment, (2) increasing the vesting period under Article "THIRD" of any CEC Shares, or (3) delaying payment (or payments) due to the CEC Share holders.

         In the event of a termination of the Plan, or a cancellation of the CEC Shares granted hereunder, the Company shall pay to the Employee a sum of money which shall be determined in accordance with the provisions of Article "THIRD" relating to termination of employment due to Retirement, physical or mental disability, or otherwise (except by reason of death). Payments under this provision shall be made in a single lump sum within 90 days of such termination or cancellation.